     Exhibit 99.1
CARRIZO OIL & GAS, INC.                      News

PRESS RELEASE    Contact:    Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
Kim Pinyopusarerk, Manager - Investor Relations
    (713) 358-6430

CARRIZO OIL & GAS ANNOUNCES APPOINTMENT OF FRANCES ALDRICH SEVILLA-SACASA TO BOARD OF DIRECTORS

HOUSTON, March 27, 2018 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the appointment of Ms. Frances Aldrich Sevilla-Sacasa, age 62, to its Board of Directors, effective immediately. Her appointment increases the size of the Carrizo Board to eight.
Ms. Aldrich Sevilla-Sacasa is a private investor and was Chief Executive Officer of Banco Itaú International, Miami, Florida, from April 2012 to December 2016. Prior to that time, she served as Executive Advisor to the Dean of the University of Miami School of Business from August 2011 to March 2012, Interim Dean of the University of Miami School of Business from January 2011 to July 2011, President of U.S. Trust, Bank of America Private Wealth Management from July 2007 to December 2008, President and Chief Executive Officer of US Trust Company from early 2007 until June 2007, and President of US Trust Company from November 2005 until June 2007. She previously served in a variety of roles with Citigroup’s private banking business, including President of Latin America Private Banking, President of Europe Private Banking, and Head of International Trust Business. Ms. Aldrich Sevilla-Sacasa holds a Bachelor of Arts Degree from the University of Miami and an M.B.A. from the Thunderbird School of Global Management.
S.P. “Chip” Johnson, IV, Carrizo’s President and CEO, commented, “We are very pleased to welcome Ms. Aldrich Sevilla-Sacasa to our Board of Directors. She has considerable experience in financial services, banking, and wealth management. In addition, her experience as a director of other corporate and not-for-profit boards has provided her with expertise in the area of corporate governance. She will be of immense value to Carrizo as we continue to grow the Company into the future.”
Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas and the Permian Basin in West Texas.